Exhibit 99.1

NEWS RELEASE
CONTACT:
Gary S. Maier
Vice President, Corporate Communications & IR
310-972-5124

MOTORCAR PARTS OF AMERICA EXTENDS
CREDIT FACILITY MATURITY WITH PNC BANK

LOS ANGELES, CA – Dec. 13, 2023 – Motorcar Parts of America, Inc. (Nasdaq:MPAA) today announced it has extended the maturity date of the company’s $238.62 million revolver credit facility led by PNC Bank, N.A. to December 2028, with enhancements that provide working capital flexibility, liquidity, and other favorable terms -- including opportunities to benefit from reduced interest rates.

As previously disclosed, the company paid down its outstanding $11.25 million term loan during its fiscal 2024 second quarter.

“The extension of the maturity date and enhancements recognize the company’s milestones and solid position within the automotive aftermarket and complement management’s focus on executing key strategic growth plans. Equally important, this extension reinforces our strong relationship with PNC and the bank lending syndicate,” said Selwyn Joffe, chairman, president and chief executive officer of Motorcar Parts of America.

Additional details concerning the amended credit facility agreement are available in a related Form 8-K filing.

About Motorcar Parts of America

Motorcar Parts of America, Inc. is a remanufacturer, manufacturer, and distributor of automotive aftermarket parts -- including alternators, starters, wheel bearings and hub assemblies, brake calipers, brake pads, brake rotors, brake master cylinders, brake power boosters, turbochargers, and diagnostic testing equipment utilized in imported and domestic passenger vehicles, light trucks, and heavy-duty applications. Its products are sold to automotive retail outlets and the professional repair market throughout the United States, Canada, and Mexico, with facilities located in California, New York, Mexico, Malaysia, China and India, and administrative offices located in California, Tennessee, Mexico, Singapore, Malaysia, and Canada. In addition, the company’s electrical vehicle subsidiary designs and manufactures testing solutions for performance, endurance, and production of multiple components in the electric power train – providing simulation, emulation, and production applications for the electrification of both automotive and aerospace industries, including electric vehicle charging systems. Additional information is available at www.motorcarparts.com.

2-2-2
The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. The statements contained in this press release that are not historical facts are forward-looking statements based on the company’s current expectations and beliefs concerning future developments and their potential effects on the company. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the company) and are subject to change based upon various factors. Reference is also made to the Risk Factors set forth in the company’s Form 10-K Annual Report filed with the Securities and Exchange Commission (SEC) in June 2023 and in its Forms 10-Q filed with the SEC for additional risks and uncertainties facing the company. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise.

#      #      #